EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement (Amendment No.5 to Form S-1/A) of our report dated April 1, 2024, relating to the consolidated financial statements of Correlate Energy Corp. (the “Company”), as December 31, 2023, and 2022, and for each of the two years in the period ended December 31, 2023, which includes an explanatory paragraph relating to the the Company's ability to continue as a going concern, and which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the heading “Experts” included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

April 26, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS